Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP to Acquire Oil and Gas Properties

HOUSTON, TEXAS, March 4, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed a definitive agreement to acquire certain oil and gas producing properties in East Texas from its sponsor, Memorial Resource Development LLC, for a purchase price of $35 million, subject to customary purchase price adjustments. The transaction will have an effective date of February 1, 2014 and is expected to close on or before April 1, 2014. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

The acquired properties primarily represent additional working interests in wells currently owned by MEMP and located primarily in Polk and Tyler Counties in the Double A Field of East Texas, as well as the Sunflower, Segno and Sugar Creek Fields. MEMP will operate approximately 86% of the producing wells.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow

•	Estimated net proved reserves of 15.4 Bcfe (100% proved developed producing and 54% gas / 46% liquids)

•	November net production of approximately 4.3 MMcfe/d (54% natural gas and 46% liquids)

•	Proved reserve to production ratio of 9.8 years

•	Properties consist of 80 gross (26.0 net) wells; Pro forma 39.5 net wells

•	Assets exhibit a stable long-lived production profile with a projected average annual proved developed producing decline rate of approximately 8.4%

•	Approximately 18,769 gross (5,744 net) acres, 100% of which is held by production

•	Assets have high operating margins and moderate capital expenditure requirements

Financial Highlights

MEMP expects to fund the transaction through borrowings under its $2.0 billion, multi-year revolving facility, which has an $845 million borrowing base prior to any increases related to this acquisition. Consistent with its hedging strategy, MEMP intends to hedge up to 85% of projected production volumes related to this acquisition for three to six years.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com